EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter "Agreement"), is made and entered into this 16th day of March 2012, by and between Brett Newbold (Newbold) and PCS EDVENTURES!.COM, INC., an Idaho corporation (“the Company”).

1.

In consideration of the mutual promises and agreements set forth herein, the Company hereby employs and Newbold hereby accepts employment with the Company as Chief Operating Officer effective March 16, 2012

2.

Newbold’s employment with the Company may not be terminated by the Company prior to September 16, 2012, except for “cause”.  As defined herein, “cause” shall mean if Newbold is charged with a criminal law violation which constitutes a felony under Idaho law or a crime involving dishonesty, or a violation of the Company’s employee policies as set forth in the Company’s Employee Handbook (a copy of which has been provided to Newbold), including, but not limited to, sexual harassment, violation of the Company’s Insider Trading Policy, Trade Secrets or Confidentiality Policy.  Newbold’s employment with the Company, regardless of the position held, after September 16, 2012 shall be “at will”.  Newbold may voluntarily terminate his employment at any time.  In the event Newbold voluntarily terminates his employment he shall give the Company 30 days written notice prior to the effective date of termination.  In the event the Company elects to terminate Newbold’s employment after September 16, 2012, the Company shall give Newbold 90 days written notice prior to the effective date of termination.

3.

The Company shall pay to Newbold a monthly salary of $5,000 per month, payable one half on the 15th of the month and one half on the last day of the month.  In addition, Newbold shall receive 5,000 shares of Rule 144 restricted common stock per month of employment issued within 5 days of the last day of the month. Newbold shall

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be eligible for such increases in salary as may be determined by the Chief Executive Officer and the Board of Directors of the Company as appropriate, if any, during Newbold’s future employment with the Company.  The Company, its Board of Directors, and Chief Executive Officer reserve the right to discontinue the issuance of said monthly restricted common stock at any time after September 16, 2012 in the event the Company’s revenue becomes such that payment of Newbold’s salary in an amount agreed upon by Newbold and the Company, can be made in cash.  Newbold shall be eligible as a full time employee for participation in the Company’s health, dental, vision and other group insurance plans in accordance with the terms of such plans as currently exist and as may be amended from time to time in the future.  As an employee Newbold shall continue to be eligible for participation in and eligible for any benefits or awards deemed by the Board of Directors of the Company to be appropriate under the Company’s 2009 Equity Incentive Plan as the same exists and may be amended or restated from time to time in the future.  The Company shall reimburse Newbold for any business, client or vendor entertainment or meal expense consistent with the Company’s policies as set forth in the Employee Handbook.   Newbold shall be entitled to two weeks of paid vacation annually for the first 2 years and then three weeks of vacation for the next 3 years and then four weeks of vacation each year thereafter and to such other medical and family leave benefits as are available to full time employees of the Company.

4.

As additional compensation and consideration for entering into this Agreement  the Company shall issue to Newbold 100,000 shares of the Company’s Rule 144 Restricted Common Stock upon execution of this Agreement.  The Company will also issue to Newbold an Incentive Stock Option Award grant in the form required and in accordance with the Company’s 2009 Equity Incentive Plan granting to Newbold the option to purchase up to 150,000 shares of common stock of the Company, in accordance with the terms of the grant agreement and upon achievement of the performance

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requirements as set forth in the grant agreement.  Said incentive stock option award agreement shall be executed by the Company and provided to Newbold at the time of or as soon as practical after the execution of this Agreement.

5.

Newbold’s responsibility as an employee of the Company and as its Chief Operating Officer shall be to increase operating efficiencies, reduce costs as appropriate, direct product development and increase sales and marketing to support the strategic plan as defined by the Board of Directors and executive management team.  Other responsibilities may from time to time be added or requested at the pleasure of its Chief Executive Officer and Board of Directors.

6.

Newbold, as an employee and Shareholder of the Company, will be eligible for such additional incentive awards or grants as may be determined by the Board of Directors and the Chief Executive Officer of the Company, in their sole discretion,  consistent with the terms of the Company’s 2009 Equity Incentive Plan during his employment.

7.

As an employee of the Company, Newbold acknowledges and agrees to be bound by the Company’s policies regarding Trade Secrets, Confidential Information, Nondisclosure, and Insider Trading as set forth in the Employee Handbook of the Company and as set forth separately in other documents and agreements between the Company and its employees, and as the same may be amended from time to time.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as first above written.

“EMPLOYER”

PCS EDVENTURES!.COM, INC.

By /s/Robert Grover

Robert Grover

Chief Executive Officer

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“EMPLOYEE”

   By /s/Brett Newbold

Brett Newbold

Chief Operating Officer

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